EXHIBIT 10.50

EXPLANATORY NOTE TO THIS EXHIBIT

The representations and warranties included in this Securities Purchase Agreement were made by the Company and OEP AC Holdings, LLC to each other. These representations and warranties were made as of specific dates, only for purposes of this Securities Purchase Agreement and for the benefit of the parties thereto. These representations and warranties were subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may be different from the standard generally applicable under federal securities laws. This Securities Purchase Agreement is filed with the Company’s annual report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. Moreover, information concerning the subject matter of the representations and warranties may have changed, and may continue to change, after the date of this Securities Purchase Agreement, and such subsequent information may or may not be fully reflected in the Company’s public reports. Accordingly, investors should not rely on the representations and warranties contained in this Securities Purchase Agreement or any description thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or affiliates. The information in this Securities Purchase Agreement should be considered together with the Company’s public reports filed with the SEC.

EXECUTION VERSION

ARTHROCARE CORPORATION

SECURITIES PURCHASE AGREEMENT

August 14, 2009

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(continued)

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(continued)

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(continued)

SCHEDULES AND EXHIBITS

Schedule A	Schedule of Investors
Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Definitions
Exhibit D	Form of Opinion of Latham & Watkins LLP
Exhibit E	Form of Press Release
Exhibit 2.5	Litigation

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of the 14th day of August, 2009, between ARTHROCARE CORPORATION, a Delaware corporation (the “Company”), and OEP AC HOLDINGS, LLC, a Delaware limited liability company (the “Investor”; the Investor together with any assignee or transferee of the Series A Preferred Stock (as defined below) in accordance with the terms hereof, the “Holders”).

W I T N E S S E T H:

WHEREAS, the Company wants to sell, and the Investor wants to buy, shares of the Company’s Series A Preferred Stock, on the terms and conditions contained herein;

WHEREAS, in connection with such sale and purchase, the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Series A Preferred Stock;

WHEREAS, in connection with such sale and purchase, the Investor is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Series A Preferred Stock; and

WHEREAS, in connection with such sale and purchase, the Company is willing to grant certain preemptive rights as set forth herein and the Investor will rely on such rights as a material inducement to the purchase of the Series A Preferred Stock.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

1. Purchase and Sale of Stock.

1.1. Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below in Section 1.2) the Certificate of Designations of the Series A Preferred Stock (as defined below) in the form attached hereto as Exhibit A (the “Certificate of Designations”).

(b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to the Investor at the Closing, that number of shares of the Company’s Series A 3.00% Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), set forth opposite the Investor’s name on Schedule A hereto, at a purchase price of $1,000.00 per share. The shares of Series A Preferred Stock to be issued and sold by the Company to the Investor pursuant to this Agreement are collectively referred to herein as the “Shares.” The Series A Preferred Stock and the Shares will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations.

1.2. Closing. The consummation of the purchase and sale of the Shares and other transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Chicago, Illinois, at 10:00 a.m. Chicago time, as promptly as practicable (but no more than three (3) business days) following the first date on which all conditions set forth in Sections 4 and 5 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or at such other time and place as the Company and the Investor shall mutually agree. At the Closing, the Company shall deliver to the Investor a certificate or certificates representing that number of Shares to be sold to the Investor pursuant to Section 1.1(b) of this Agreement against payment of the purchase price therefor by wire transfer of immediately available funds. At the Closing, the Investor and the Company shall execute and deliver the Registration Rights Agreement of even date herewith between the Company and the Investor, the form of which is attached hereto as Exhibit B (the “Registration Rights Agreement”).

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as of the date hereof that, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after December 31, 2007 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly nonspecific and are predictive and forward-looking in nature) and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”), (y) as set forth in the disclosure letter dated as of the date hereof provided to the Investor separately, specifically identifying the relevant subparagraph(s) hereof (provided, that disclosure in any subparagraph of such disclosure letter shall apply to any other section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or subparagraph of this Agreement) or (z) as set forth on Exhibit 2.5 hereto (certain capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in Exhibit C hereto):

2.1. Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation; has all corporate power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each and every state in the United States of America where its business requires such qualification, except where such failure to be in good standing, have such corporate power and authority or qualify would not reasonably be expected to have a Material Adverse Effect. True and accurate copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and in effect as of the date hereof, have been made available to the Investor.

2.2. Financial Statements.

(a) The Company has delivered to the Investor drafts of the following, each dated July 25, 2009: (i) restated unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006, and the related consolidated statements of operations and cash flows for the year ended December 31, 2006; (ii) restated unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007, and the related consolidated statements of operations and cash flows for the year ended December 31, 2007; (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008, and the related consolidated statements of operations and cash flows for the year ended December 31, 2008; and (iv) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009 (the “Latest Draft Balance Sheet”), and the related consolidated statements of operations and cash flows for the six months ended June 30, 2009 ((i), (ii), (iii) and (iv), the “Draft Financial Statements”). The Draft Financial Statements present such information and reflect those adjustments that the Company believes in good faith, based on its current understanding, to be necessary for the Draft Financial Statements to be in compliance with Generally Accepted Accounting Principles; provided, however, that (A) the Company’s management has not completed its review of the Draft Financial Statements, which have also not been reviewed by the Audit Committee of the Board nor have they been audited by the Company’s independent registered public accounting firm or reviewed by the Staff of the Commission, and (B) as a result of any such audit or review, additional material adjustments may be identified.

(b) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on or reserved against in the Latest Draft Balance Sheet, (ii) that may be identified in notes, which have not yet been prepared, to the Latest Draft Balance Sheet, (iii) that may be identified in the audit and review described in the proviso to Section 2.2(a), (iv) incurred since June 30, 2009 and that do not exceed $1,000,000, or (v) unreserved tax liabilities not required to have a FIN 48 reserve, and any liabilities incurred in connection with the restatement or the investigations or legal proceedings, and including professional fees and expenses associated therewith.

(c) The Company has no disagreements with its outside independent public accountants which has had or would reasonably be expected to have a Material Adverse Effect.

2.3. Authorization; Enforceable Agreement.

(a) All corporate action on the part of the Company and its stockholders necessary for the authorization, execution, and delivery of this Agreement and the Registration Rights Agreement by the Company, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the Shares being sold hereunder (and the shares of Series A Preferred Stock issuable in respect of dividends thereon from time to time in accordance with the terms of the Certificate of Designations) and the Common Stock issuable upon conversion of the Shares has been taken, and this Agreement and the Registration Rights Agreement, when executed and delivered by the Company, assuming due authorization, execution and delivery by the Investor, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of the indemnification provisions contained in the Registration Rights Agreement (the “Enforceability Exceptions”). The sale of the Shares is not, and the subsequent conversion of the Shares into Common Stock will not be, subject to any preemptive rights or rights of first offer.

(b) On or prior to the date hereof, the Company’s Board of Directors (the “Board”) has duly adopted resolutions (i) evidencing its determination that the transactions contemplated hereby are in the best interests of the Company and its stockholders, and (ii) authorizing the Transaction Committee (the “Committee”) to take the following actions, and the Committee has duly adopted resolutions taking the following actions on behalf of the Board: (A) approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and (B) adopting the Certificate of Designations; and, as of the date hereof, such resolutions have not been rescinded, modified or withdrawn in any way. The Committee, as authorized by the Board, has taken all necessary action to approve the Investor becoming an “interested stockholder,” such that as a result of the transactions contemplated hereby, including the issuance of shares of Common Stock upon conversion of the Shares, the Investor shall not be prohibited or restricted from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the Delaware General Corporation Law (the “DGCL”)) without obtaining any stockholder vote otherwise required by Section 203 of the DGCL. True and complete copies of all resolutions of the Board and the Committee reflecting such actions have been previously provided to the Investor. Other than the provisions set forth in the Certificate of Designations, no provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company would, directly or indirectly, restrict or impair the ability of the Investor to vote, or otherwise to exercise the rights of a stockholder with respect to, the Shares (or any shares of Common Stock issuable upon conversion of the Shares) or any other shares of the Company that may be acquired or controlled by the Investor.

(c) The execution, delivery and performance of this Agreement will not cause to be applicable to the Company any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the DGCL, or, to the Company’s Knowledge, any other Law.

2.4. Indebtedness. Neither the Company nor any of its Subsidiaries will be, at the time of the Closing after giving effect to the terms of this Agreement (including, without limitation, the application of the use of proceeds as provided in Section 6.4), in default in the payment of any material Indebtedness or in default under any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party.

2.5. Litigation. Except as set forth on Section 2.5 of the disclosure letter or Exhibit 2.5 hereto, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which individually or in the aggregate have had, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect. With respect to each of the Governmental Authority proceedings and/or investigations set forth on Exhibit 2.5 hereto, to the Company’s Knowledge, the Company has cooperated to date and continues to cooperate in all material respects with all orders, subpoenas (grand jury or otherwise) and other requests (including requests for the production of documents) of any such Governmental Authority; provided, however, that the Company has not waived attorney-client privilege and work-product privilege. Except as set forth on Exhibit 2.5 hereto, to the Company’s Knowledge, the Company and its Subsidiaries do not currently engage in the primary conduct that is the subject of an investigation by the Department of Justice. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority in a materially adverse manner. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.

2.6. Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is real property and good and valid title to all of its other Property, free and clear of all Liens (except for Incidental Liens and Liens in connection with the Credit Agreement, which Liens shall be released at Closing), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.7. Taxes. Except as set forth on Section 2.7 of the disclosure letter, each of the Company and its Subsidiaries has (a) timely filed all Tax Returns required to have been filed (including any validly obtained extensions), and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws, (b) timely paid all Taxes due and payable except for those which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles and (c) complied, in all respects, with all applicable Laws relating to the withholding of Taxes and has timely collected or withheld and paid over to the proper Governmental Authority all amounts required to be so collected or withheld and paid over. Except as set forth on Section 2.7 of the disclosure letter, none of the Company or its Subsidiaries is the subject of any current, pending or threatened action, suit, proceeding, investigation, audit, claim or assessment with regard to any Taxes, and there are no Liens for Taxes (other than Incidental Liens) upon the assets of the Company or its Subsidiaries.

2.8. Subsidiaries. As of the date hereof, the Company has no Subsidiaries other than those listed in Section 2.8 of the disclosure letter. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any Liens (except for Liens in connection with the Credit Agreement, which Liens shall be released at Closing) and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

2.9. Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares) or the consummation of any other transaction contemplated hereby, except for the following: (a) the filing of the Certificate of Designations in the office of the Secretary of State of the State of Delaware, which will be filed by the Company prior to the Closing; (b) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor; (c) the compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the “HSR Act”); and (d) the filing with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement. Assuming that the representations of the Investor set forth in Section 3 below are true and correct, the offer, sale, and issuance of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

2.10. Permits and Licenses. The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.11. Employee Benefits.

(a) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Plans. Each Plan has been maintained, operated and administered at all times, and in all material respects, in accordance with its terms. No Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate, has ever been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does the Company or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA.

(b) The consummation of the transaction contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Closing) (i) entitle any officer, employee, consultant or director to any payment or benefit (including without limitation, enhanced vesting with respect to equity, severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause, or result in the vesting or acceleration of any benefits under any Plan, (iii) result in any material increase in benefits payable under any Plan, including without limitation, any increase in the amount of severance potentially payable under such Plan, or (iv) result in any payment or benefit which is or may be made by, from or with respect to any Plan, to any officer, employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, that will or could properly be characterized as an “excess parachute payment” under section 280G of the Code.

2.12. Valid Issuance of Shares and Common Stock. The Shares being purchased by the Investor hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Shares purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Registration Rights Agreement and under applicable state and federal securities laws.

2.13. Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on July 31, 2009 (the “Capitalization Date”), there were 26,796,424 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of the Capitalization Date, the Company has reserved an aggregate of 3,550,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company’s Second Amended and Restated Nonstatutory Option Plan (the “Nonstatutory Plan”), under which (i) 2,713,993 shares have been issued and are reflected in the currently outstanding Common Stock, (ii) options to purchase 777,928 shares are presently outstanding and (iii) 58,079 shares remain available for future grant. As of the Capitalization Date, the Company has reserved an aggregate of 3,700,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company’s Amended and Restated 2003 Incentive Stock Plan (the “2003 Plan”), under which (A) 391,638 shares have been issued and are reflected in the currently outstanding Common Stock, (B) options to purchase 716,071 shares are presently outstanding and (C) 2,592,291 shares remain available for future grant. As of the Capitalization Date, the Company has reserved an aggregate of 450,000 shares of Common Stock for purchase by employees and consultants pursuant to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan (the “1996 Plan”), under which (x) 392,712 shares have been purchased and are reflected in the currently outstanding Common Stock, (y) no options to purchase shares are presently outstanding and (z) 57,288 shares remain available for future purchase. As of the Capitalization Date, the Company has no remaining shares of Common Stock reserved for issuance to directors pursuant to the Company’s 1995 Director Option Plan (the “1995 Plan”), under which options to purchase 415,000 shares are presently outstanding and no shares remain available for future grant. As of the Capitalization Date, the Company has no remaining shares of Common Stock reserved for issuance to directors, employees and consultants pursuant to the Company’s 1993 Stock Plan (the “1993 Plan”) under which options to purchase 59,147 shares are presently outstanding and no shares remain available for future grant. Since the Capitalization Date, the Company has not issued any shares of Preferred Stock. Since the Capitalization Date, the Company has not issued any shares of Common Stock except pursuant to the valid exercise of options issued or other purchase rights granted pursuant to the above plans outstanding on the Capitalization Date. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with state and federal securities laws. Other than those granted pursuant to the above plans, (I) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights) of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (II) there are no outstanding contractual obligations of the Company or any other Person to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, and (III) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of the Company. There are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to any shares of capital stock of the Company, and there are no declared and unpaid dividends or distributions on any shares of capital stock of the Company.

(b) Each Share initially will be convertible into 66.667 shares of Common Stock per $1,000 of accrued liquidation preference of the Series A Preferred Stock, subject to anti-dilution adjustments, all as set forth in the Certificate of Designations. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the Series A Preferred Stock being issued and sold pursuant to this Agreement. The respective rights, preferences, privileges, and restrictions of the Preferred Stock and the Common Stock are as stated in the Certificate of Designations and the Company’s Amended and Restated Certificate of Incorporation.

2.14. Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

2.15. Agreements.

(a) Section 2.15 of the disclosure letter presents a complete and correct list of (i) all credit agreements for borrowed money, indentures and capitalized leases, (ii) each letter of credit and guaranty for which the liability or potential liability of the Company and its Subsidiaries on a consolidated basis is in excess of $250,000, and (iii) all other material instruments in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of the Company or any of its Subsidiaries. The Company shall, upon request by the Investor, deliver to the Investor a complete and correct copy of all such credit agreements, indentures, capitalized leases, letters of credit, guarantees and other instruments or leases described in Section 2.15 of the disclosure letter, including any modifications or supplements thereto.

(b) The Company has previously disclosed in the SEC Reports or otherwise provided to the Investor true, correct and complete copies of each contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement (each, a “Company Significant Agreement”). Except as disclosed on Section 2.15(b) of the disclosure letter and as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company Significant Agreements is valid and binding on the Company and its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries, as applicable, are in compliance with and have performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice or both would cause such a violation of or a default) by any party under any Company Significant Agreement nor, to the Company’s Knowledge, has such notice been threatened.

2.16. Compliance with Other Instruments. The Company is not in violation or default of any provision of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as amended and in effect as of the Closing. The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement and the issuance and sale of the Shares, the issuance of the PIK Dividends pursuant to Section 4 of the Certificate of Designations, and the conversion of the Shares into shares of Common Stock will not (a) conflict with or violate any provision of the Company’s Amended and Restated Certificate of Incorporation (including the Certificate of Designations) or Amended and Restated Bylaws, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Company and its Subsidiaries taken as a whole) or any applicable judgment, order or decree of any Governmental Authority, or (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Company Significant Contract or result in the creation of any material mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

2.17. Environmental Matters. No activity of the Company or any of its Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect, except to the extent failure to have any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance with all applicable Requirements of Environmental Law and Environmental Permits including applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) including with respect to their Property are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, which would reasonably be expected to have a Material Adverse Effect, and (ii) have not received individually or collectively any written or express notice of any violation, alleged violation of or liability under any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the present and future liability (including any Environmental Liability and any other damage to Persons or property, including natural resources damages), if any, of the Company and with respect to the Property of any of the Company or any of its Subsidiaries which is reasonably expected to arise in connection with Requirements of Environmental Law, Environmental Permits and other environmental matters will not have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis.

2.18. Compliance with Laws. Except with respect to Laws regarding Taxes, which are addressed in Section 2.7, neither the Company nor any of its Subsidiaries is in violation of any applicable federal, foreign, state, local or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement of any Governmental Authority (collectively, “Laws”), except (i) in connection with matters currently under investigation by the Department of Justice or the Commission, or (ii) where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices. Except with respect to Laws regarding Taxes, which are addressed in Section 2.7, neither the Company nor any of its Subsidiaries is being investigated with respect to, or been threatened to be charged with or given notice of any violation of, any applicable Law, except (i) as may be determined in connection with matters currently under investigation by the Department of Justice or the Commission, or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

2.19. Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s Knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

2.20. Reports.

(a) The Company (i) is designing and implementing disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (ii) is working with the Company’s outside auditors and the audit committee of the Board to address (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) The Company is implementing an effective compliance and ethics program, which ensures that the Company exercises due diligence to prevent and detect criminal conduct and promotes an organizational culture that encourages ethical conduct and a commitment to compliance with the Law.

2.21. No Restriction on Ability to Pay Dividends. Upon compliance with Section 6.4(a), the Company will not be a party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing documents or resolutions of the Board, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends on the Shares in the amounts contemplated by the Certificate of Designations.

2.22. Intellectual Property. Except as set forth on Section 2.22 of the disclosure letter:

(a) The Company IPR, together with the Intellectual Property Rights licensed to the Company and/or each of its Subsidiaries, constitute all of the Intellectual Property Rights necessary to conduct and operate the respective businesses of the Company and its Subsidiaries in all material respects as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has received any written notice alleging that any Company IPR is invalid or unenforceable other than any such written notices that have resulted in or arose as part of litigation or arbitration which has been settled or finally adjudicated, or challenging the Company’s or its Subsidiaries’ ownership of or right to use any Intellectual Property Rights. Each of the registrations and recordations of Patents and Trademarks included in the Company IPR is held and/or recorded in the name of the Company and/or its Subsidiaries, is valid and in full force, enforceable, has been duly applied for and registered, and all past or outstanding maintenance obligations have been satisfied.

(c) To the Knowledge of the Company, the products and services and the business of the Company and each of its Subsidiaries as currently conducted do not infringe, misappropriate or violate the Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is infringing, misappropriating or violating the Intellectual Property Rights of such third party other than any such written notices that have resulted in or arose as part of litigation or arbitration which has been settled or finally adjudicated.

(d) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and maintain all Company IPR, including to preserve the confidentiality of any Trade Secrets. To the Knowledge of the Company, any disclosure by the Company or any of its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. The Company and each of its Subsidiaries has in place appropriate written internal information security policies, which are published to employees and enforced in all material respects, and which include guidelines for the use, processing, confidentiality and security of customer, employee and other confidential data.

(e) No third party has or is infringing on, misappropriating or otherwise violating any Company IPR so as to cause a Material Adverse Effect. The Company and/or any of its Subsidiaries has not sent any written notice to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IPR.

2.23. Insurance.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the assets, properties and businesses of the Company are subject to reasonable and customary policies relative to other participants in the medical device industry, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect (except for policies that have expired in accordance with their terms in the ordinary course), (iii) neither the Company nor any of its Subsidiaries is in breach or default thereunder and (iv) no notice of cancellation or termination has been received with respect to any such policy.

(b) To the Knowledge of the Company, the Company’s directors’ and officers’ liability insurance policy will provide coverage for defense expenses incurred, and is expected to provide coverage for some or all of its costs of settlement and judgment, up to the policy limit of such policy, with respect to the matters set forth on Section 2.23 of the disclosure letter, subject to any applicable deductible or retention.

2.24. Brokers and Finders. Except for Goldman Sachs & Co., neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3. Representations and Warranties of the Investor. The Investor hereby represents and warrants as of the date hereof as follows:

3.1. Private Placement.

(a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Shares (collectively, including the Common Stock issuable upon conversion of the Shares, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.

(b) The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

(c) The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 14, 2009, BETWEEN ARTHROCARE CORPORATION AND THE INVESTOR IDENTIFIED THEREIN.”

(d) The Investor:

(i) is able to fend for itself in the transactions contemplated hereby;

(ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and

(iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(e) The Investor acknowledges that (i) the Company is in the process of restating its historical financial statements, including the Draft Financial Statements, (ii) the Company is under investigation by the Department of Justice (through the U.S. Attorney’s offices in Florida and North Carolina) and the Commission, (iii) it has conducted its own investigation of the Company and the terms of the Securities, (iv) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (v) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

(f) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(g) Except for the representations and warranties contained in Section 2 of this Agreement, the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to (i) the Company or any of its Subsidiaries or (ii) any other information provided to the Investor in connection with the transactions contemplated by this Agreement.

3.2. Organization. The Investor is duly organized and is validly existing as a limited liability company under the laws of the State of Delaware.

3.3. Power and Authority. The Investor has full right, power, authority and capacity to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby and has taken all necessary action to authorize the execution, delivery and performance hereof and thereof.

3.4. Authorization; Enforceability.

(a) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Investor, and this Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

(b) The execution, delivery and performance of the Registration Rights Agreement has been duly authorized by all necessary action on the part of the Investor, and the Registration Rights Agreement, when duly executed and delivered by the Investor and, assuming due authorization, execution and delivery thereof by the Company, will constitute a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Enforceability Exceptions.

3.5. No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and the Registration Rights Agreement and the issuance and sale of the Shares will not (a) result in any default or violation of the limited liability company operating agreement of the Investor, (b) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority, or (c) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision; except, in the case of clauses (b) and (c), for such defaults, violations or conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated hereby.

3.6. Financial Capability. The Investor currently has or at Closing will have available funds necessary to purchase the Shares at Closing on the terms and conditions contemplated by this Agreement.

4. Conditions to the Investor’s Obligations at Closing. The obligation of the Investor to purchase the Shares at the Closing is subject to the fulfillment (or waiver by the Investor) on or before the Closing of each of the following conditions:

4.1. Representations and Warranties. (a) The representations and warranties of the Company contained in Section 2 (other than the representations and warranties of the Company set forth in Section 2.3 (Authorization; Enforceable Agreement), Section 2.12 (Valid Issuance of Shares and Common Stock) and Section 2.13 (Capitalization)) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that by their terms speak as of a certain date, which shall be true and correct as of such certain date) except where the failure to be so true and correct without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect and (b) the representations and warranties of the Company set forth in Section 2.3 (Authorization; Enforceable Agreement), Section 2.12 (Valid Issuance of Shares and Common Stock) and Section 2.13 (Capitalization) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein.

4.2. Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3. Compliance Certificate. The Company shall deliver to the Investor at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4. Certificate of Designations. The Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware, and the Certificate of Designations shall have become effective as an amendment to the Company’s Amended and Restated Certificate of Incorporation.

4.5. Antitrust. Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

4.6. Ancillary Agreements. The Company and the Investor shall have entered into the Registration Rights Agreement.

4.7. Opinion of Company Counsel. The Investor shall have received from Latham & Watkins LLP, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit D.

4.8. Board of Directors. Simultaneous with the Closing, Gregory A. Belinfanti and Christian Ahrens (collectively, the “New Directors”) shall be appointed to the Board. The Investor shall have received evidence satisfactory to it of the taking of such actions.

4.9. Nominating Committee. The Board shall have (a) delegated to the nominating committee the authority to recommend to the Board the new chief executive officer of the Company following the departure or resignation of David Fitzgerald as Acting President and Chief Executive Officer, such recommendation to require the unanimous vote of the members of the nominating committee, and (b) amended the nominating committee charter, in form and substance reasonably satisfactory to the Investor, to reflect such delegation and authority (the “N/C Charter Amendment”). The Investor shall have received evidence satisfactory to it of the taking of such actions.

4.10. Payment of Expenses. Simultaneous with the Closing, the Company shall have paid the reasonable expenses of the Investor in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement and any other ancillary documents hereto and thereto, including, without limitation, the fees and expenses of Dechert LLP, special counsel to the Investor; provided, that the aggregate amount of all such fees and expenses payable to the Investor (including with respect to fees and expenses of counsel) by the Company shall not exceed $500,000.

5. Conditions to the Company’s Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment (or waiver by the Company) on or before the Closing of each of the following conditions by the Investor:

5.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of a certain date, which shall continue to be true and correct as of such certain date).

5.2. Performance. The Investor shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3. Antitrust. Any applicable waiting period (including any extension thereof) under the HSR Act, as applicable to the transactions contemplated by this Agreement, shall have expired or been terminated.

6. Covenants. The Company and the Investor hereby covenant and agree, for the benefit of the other parties hereto and their respective assigns, as follows:

6.1. Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall each use their commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority and/or other third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts to (x) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Shares, and (y) cause such authorization, approval, permit or qualification to be effective as of the Closing.

6.2. Antitrust. Without limiting the generality of Section 6.1, promptly following execution of this Agreement, the Company and the Investor shall use all commercially reasonable efforts to (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the acquisition of the Shares as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (b) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, as promptly as practicable, (c) keep the other party hereto informed of any communication received by the Company or the Investor (as the case may be) from, or given by the Company or the Investor (as the case may be) to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding the issuance and sale of the Shares; and (d) permit the other party hereto to review in advance any communication intended to be given by it to, and consult with it in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other party hereto the opportunity to attend and participate in such meetings and conferences.

6.3. Negative Covenants Prior to Closing.

(a) From the date of this Agreement through the Closing (the “Pre-Closing Period”), the Company shall not:

(i) Declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(ii) Redeem, repurchase or acquire any capital stock of the Company or any of its Subsidiaries;

(iii) Amend the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws (other than the filing of the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with this Agreement);

(iv) Authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company (other than the authorization and issuance of the Shares, and the authorization of the shares of Common Stock underlying the Shares, in accordance with this Agreement); or

(v) agree or commit to do any of the foregoing.

(b) If during the Pre-Closing Period the Company takes any action that would require any anti-dilution adjustments to be made to the Shares under the Certificate of Designations, assuming the Shares were issued on the date of this Agreement, the Company shall make such anti-dilution adjustments to the conversion rate of the Shares.

6.4. Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Shares for general corporate purposes, including without limitation, (a) simultaneously with the Closing, for the repayment in full of borrowings and accrued interest outstanding under the Company’s credit agreement dated as of January 13, 2006, as amended (the “Credit Agreement”), with a syndicate of banks and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Agent”), as in existence on the date hereof, as specified in a payoff letter provided to the Investor at least two business days prior to the Closing, which payoff letter shall indicate (i) the amount necessary to repay the Credit Agreement in full and (ii) that the Agent has agreed to release all Liens in respect of the Credit Agreement upon receipt of the amount indicated in such payoff letter, (b) funding the balance sheet of the Company and (c) payment of fees and expenses in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement.

6.5. Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any Shares remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Shares, the full number of shares of Common Stock then issuable upon the conversion of all Shares (after giving effect to any anti-dilution adjustments that have theretofore been made) then outstanding. All shares of Common Stock delivered upon conversion or repurchase of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

6.6. Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (a) the issue of the Shares at Closing and (b) the issue of shares of Common Stock upon conversion of the Shares. However, in the case of conversion of Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

6.7. Listing of Shares. Promptly following such time as shares of the Company’s Common Stock are listed for trading on any national securities exchange, the Company shall apply to cause the shares of Common Stock issuable upon conversion of the Shares to be approved for listing on such national securities exchange, subject to official notice of issuance.

6.8. Pre-Closing Access; Ongoing Investigations.

(a) During the Pre-Closing Period, subject to applicable Law, the Company shall grant the Investor, upon reasonable advance notice and during the Company’s normal business hours, such access to its books, records, properties and such other information as the Investor may reasonably request, excluding access to such items or information that is the subject of attorney client privilege.

(b) During the Pre-Closing Period, the Company shall inform the Investor reasonably promptly of any material developments with respect to any of the matters set forth on Exhibit 2.5, and, upon the reasonable request of the Investor from time to time, provide the Investor with an update of the status of such matters and copies of requested correspondence received from any Governmental Authority with regards to any such matters, in each case, subject to the Company’s ability, based on the advice of counsel, to withhold or redact such correspondence in order to preserve attorney-client privilege, work product doctrine or any other applicable privilege; provided, that all Company Confidential Information shall be kept confidential by the Investor (and the Investor shall cause its Affiliates and representatives to keep such information confidential), subject to the Confidentiality Exceptions.

6.9. Information Rights/Management Rights. For as long as the Investor Beneficially Owns 5% or more of the Total Voting Power, the Company shall provide the Investor with the following information (in each case consistent with materials otherwise provided to members of the Board):

(a) unaudited monthly (as soon as available and in any event within 30 days of the end of each month), unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 90 days of the end of each year) financial statements prepared in accordance with Generally Accepted Accounting Principles, which statements shall include:

(i) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows;

(ii) a comparison to the corresponding data for the corresponding periods of the previous fiscal year and from the Company’s financial plan; and

(iii) a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period and a comparison to the corresponding data for the corresponding periods of the previous fiscal year and any Board-approved revisions thereof;

(b) a copy of the financial plan of the Company in the form approved by the Board prior to the beginning of each fiscal year and any Board-approved revisions thereof;

(c) to the extent the Company is required by law or pursuant to the terms of any outstanding Indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the Commission’s EDGAR system or any successor to the EDGAR system); and

(d) such other information as the Investor shall reasonably request.

Additionally, (x) the Company shall permit any authorized representatives designated by the Investor reasonable access to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Investor may reasonably request, and (y) the Investor shall have the right to consult with and advise the management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries. All Company Confidential Information received by the Investor and/or its Affiliates and representatives shall be kept confidential by the Investor (and the Investor shall cause its Affiliates and representatives to keep such information confidential), subject to the Confidentiality Exceptions.

6.10. Distributions. The Company agrees that it shall report all distributions or deemed distributions with respect to the Shares, whether paid in cash or in kind or deemed paid pursuant to Section 305 of the Code or otherwise, on IRS Forms 1099 as required or permitted by the Code. In addition, the Company shall have the right to withhold on any such distributions to the extent required by the Code.

6.11. CEO Appointment. The Company agrees to abide by and take no action to circumvent the effectiveness of the N/C Charter Amendment. The new chief executive officer of the Company to be appointed by the Board following the departure or resignation of David Fitzgerald as Acting President and Chief Executive Officer, must be pre-approved by the nominating committee after the appointment of a Preferred Director to such committee.

7. Preemptive Rights.

7.1. Certain Definitions.

(a) New Securities. “New Securities” means any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include:

(i) Shares issued pursuant Section 1.1 of this Agreement and securities issued upon conversion of such Shares;

(ii) securities issued to employees, consultants, officers and directors of the Company pursuant to an equity compensation plan approved by the Board;

(iii) securities issued upon exercise or conversion of any convertible securities, options and warrants, provided that the Company shall have complied with the preemptive right established by this Section 7 with respect to the initial sale or grant by the Company of such convertible securities, options or warrants;

(iv) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own equity securities of the surviving or successor corporation; and

(v) securities issued in a bona fide registered public offering underwritten on a firm commitment basis by a nationally recognized broker-dealer or pursuant to a prospectus approved by the applicable functional regulator under the applicable laws of any foreign jurisdiction;

any such excluded issuance (i) through (v), an “Excluded Issuance.”

(b) Pro Rata Amount. “Pro Rata Amount” means such number of New Securities that would allow an Eligible Holder to Beneficially Own after such issuance of New Securities Eligible Shares having the same Total Voting Power as the Eligible Shares Beneficially Owned by the Eligible Holder immediately prior to such issuance of New Securities.

7.2. Preemptive Right.

(a) Grant of Preemptive Right. Subject to the terms and conditions contained in this Section 7, the Company hereby grants to (i) each Person holding Series A Preferred Stock representing 5% or more of the Total Voting Power and (ii) the Investor, for so long as the Investor Beneficially Owns 5% or more of the Total Voting Power (each, an “Eligible Holder”), a preemptive right to purchase such Eligible Holder’s Pro Rata Amount of any New Securities which the Company may, from time to time, propose to issue and sell.

(b) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Eligible Holder prior written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Eligible Holder shall have twenty (20) days from the date of delivery of any such notice to agree to purchase up to such Eligible Holder’s Pro Rata Amount of such New Securities, for the price and upon the terms specified in the notice, by delivering written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the twenty (20) day period described in Section 7.2(b) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the Eligible Holders’ preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any such New Securities without first offering such securities to the Eligible Holders in the manner provided above.

8. Voting.

8.1. Voting Agreement as to Certain Matters. From and after the Closing, in any election of directors or at any meeting of the stockholders of the Company called expressly for the removal of directors, the Investor will vote all shares of Voting Stock that it is entitled to vote, whether now owned or hereafter acquired (collectively, the “Voting Securities”) as follows:

(a) in favor of any nominee or director designated by the nominating committee of the Board (provided, that the nominating committee’s designation is consistent with the terms of the Certificate of Designations and this Agreement); and

(b) against the removal of any director designated by the nominating committee of the Board.

8.2. Ability to Vote on All Other Matters. Except as expressly provided in Section 8.1 and the Certificate of Designations, the Investor will be entitled to vote all of its Voting Securities in its sole discretion on any other matter submitted to or acted upon by the stockholders of the Company.

8.3. No Successors in Interest. The provisions of this Section 8 shall not be binding upon the assigns or transferees of any of the Voting Securities.

8.4. Termination of Voting Agreement. The provisions of this Section 8 shall terminate upon the earliest to occur of any one of the following events:

(a) the date on which the Investor ceases to Beneficially Own at least 5% of the Total Voting Power;

(b) the liquidation, dissolution or indefinite cessation of the business operations of the Company;

(c) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(d) a Change of Control.

9. Restrictions on Transfer. From and after the Closing and until the earlier of (a) the first anniversary of the Closing or (b) the occurrence of a Reorganization Event (as such term is defined in the Certificate of Designations), the Investor will not (i) transfer any Shares to any Person, other than to its Affiliates (including commonly controlled or managed investment funds), or (ii) convert any of the Shares into shares of Common Stock in accordance with the Certificate of Designations.

10. Standstill.

10.1. From and after the Closing, without the prior consent of the Board, the Investor hereby agrees that until such time as the earlier to occur of (x) it ceases to Beneficially Own 5% of the Total Voting Power, and (y) a Pending COC Event, the Investor shall not, and shall cause its directors, officers, employees, representatives and Affiliates controlled by (but not under common control with) the Investor and any other Affiliates that have received Company Confidential Information, not to, on its behalf, directly or indirectly:

(a) by purchase or otherwise, acquire, agree to acquire or offer to acquire Voting Stock or direct or indirect rights or options to acquire Voting Stock;

(b) enter into a short of, or trade in, derivative securities representing the right to vote or economic benefits of Voting Stock or rights or options to acquire Voting Stock, except to the extent necessary for the Investor to, directly or indirectly, engage in a collared hedging transaction of the Common Stock following the conclusion of the period set forth in Section 9;

(c) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, or knowingly facilitate any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any Voting Stock or rights or options to acquire any Voting Stock, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of its Subsidiaries or assets of the Company or its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries, or (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or written consents with respect to any Voting Stock of the Company;

(d) initiate, make or submit any stockholder proposal, whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise, or, except as expressly contemplated by this Agreement or the Certificate of Designations, otherwise seek the election or appointment to, or representation on, or the nomination of any candidate to, the Board;

(e) deposit any Voting Stock in any voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of any Voting Stock that is inconsistent with the voting obligations of the Investor hereunder;

(f) except as expressly contemplated by this Agreement or the Certificate of Designations, otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of the Company or its Subsidiaries;

(g) form, join or in any way participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to the Company involving any of the actions items described under clauses (a) through (f) hereof;

(h) knowingly take any action which would or would reasonably be expected to result in the Company having to make a public announcement regarding any of the actions described under clauses (a) through (f) hereof; or

(i) otherwise take or cause any action inconsistent with any of the foregoing provisions of this Section 10.1.

10.2. Notwithstanding the provisions of Section 10.1, if at any time the percentage of the Total Voting Power Beneficially Owned by the Investor and its Affiliates (together, the “Investor Parties”) decreases as a result of an Excluded Issuance, the Investor Parties may acquire in the secondary market such additional number of shares of Common Stock necessary to maintain the Total Voting Power of the Company that the Investor Parties Beneficially Owned immediately prior to such Excluded Issuance (the “Additional Shares”).

10.3. Notwithstanding the provisions of Section 10.1, (I) nothing in this Agreement shall prohibit or restrict the Investor or its directors, officers, employees, representatives and Affiliates controlled by (but not under common control with) the Investor and any other Affiliates that have received Company Confidential Information, on its behalf, from, directly or indirectly, (i) acquiring, agreeing to acquire or offering to acquire Voting Stock or direct or indirect rights or options to acquire Voting Stock (v) pursuant to the issuance of Shares contemplated by Section 1.1 of this Agreement, (w) pursuant to the conversion of the Shares in accordance with the Certificate of Designations, (x) pursuant to any dividends or distributions on such Shares or Common Stock, (y) pursuant to Section 10.2 or (z) during a Permitted Purchase Period (provided, however, the Investor Parties shall be prohibited from purchasing additional shares of Common Stock during a Permitted Purchase Period if such purchase would result in the Investor Parties Beneficially Owning 25% or more of the Total Voting Power of the Company), (ii) following the conclusion of the period set forth in Section 9, consummating, soliciting, offering, seeking to effect and negotiating with any Person regarding a transfer of the capital stock of the Company Beneficially Owned by the Investor or its permitted assigns and transferees, (iii) disclosing the Investor’s intention with respect to the voting of any Voting Stock Beneficially Owned by it so long as such voting intention is consistent with the terms of this Agreement, or (iv) from exercising its rights related to the Preferred Directors in the Certificate of Designations and this Agreement and the exercise by such Preferred Directors of their rights and fiduciary duties as directors of the Company; and (II) if the Board determines to engage in a process that could give rise to a Change of Control, the Company shall invite and permit the Investor to participate in such process on the terms and conditions generally made available to the other participants in such process; provided, however, that if the Investor elects to participate in such process, the Preferred Directors shall recuse themselves from any further Board discussions relating to such process.

10.4. For purposes of this Section 10, a “Pending COC Event” means, the earlier of (a) the date on which the Board (i) publicly recommends that the stockholders tender their shares to any Person who has publicly announced a tender or exchange offer which, if consummated, would result in a Change of Control, or (ii) fails to recommend that stockholders reject such an offer within 10 business days after its public announcement or commencement or otherwise fails to make a “stop-look-and-listen” communication to the stockholders of the Company within such time period, (b) the execution by the Company of a definitive agreement which if consummated will result in a Change of Control, or (c) the public announcement by the Company that it recommends any transaction that, if consummated, would result in a Change of Control.

11. Board Matters.

11.1. Definitions. For purposes of this Section 11, the term “Preferred Director” shall have the meaning set forth in the Certificate of Designations.

11.2. Committees. At any time that the Investor is entitled to elect Preferred Directors in accordance with Section 9(b) of the Certificate of Designations or to designate for nomination a director in accordance with Section 11.3 hereof, one Preferred Director (as selected by the Investor) will be entitled to sit on each committee of the Board (subject to the selected Preferred Director satisfying the requirements applicable to directors of companies listed on the Nasdaq Stock Market, and if the Company becomes listed on any other stock exchange, the requirements applicable to directors of companies listed on such stock exchange, and other applicable qualifications under law).

11.3. Board Nomination. At any time that the Investor is not entitled to elect two Preferred Directors in accordance with Section 9(b) of the Certificate of Designations, but the Investor Beneficially Owns shares of Common Stock and/or Shares representing in the aggregate 5% or more of the Total Voting Power of the Company, then the Company agrees that it shall:

(a) cause the Board to have at least the number of vacancies (either by adopting a resolution increasing the size of the Board by up to two members or otherwise as would be required for Preferred Directors in accordance with Section 9(b) of the Certificate of Designations, as if the Investor Beneficially Owned an equivalent percentage of Voting Stock in the form of Shares entitled to separate series voting;

(b) nominate for election to the Board as part of the slate of nominees recommended by the Board and use its reasonable best efforts to have elected as members of the Board:

(i) two individuals designated by the Investor until the later of (A) the first anniversary of the Closing and (B) subject to Section 11.6, the date on which the Investor ceases to Beneficially Own Voting Stock representing 15% or more of the Total Voting Power of the Company; or

(ii) one individual designated by the Investor if the Investor Beneficially Owns Voting Stock representing, subject to Section 11.6, 5% or more but less than 15% of the Total Voting Power of the Company;

(c) recommend that the Company’s stockholders vote in favor of the persons designated for nomination by the Investor; and

(d) if, for any reason, a designee of the Investor hereunder is not elected to the Board by the stockholders, then the Company shall exercise all authority under applicable Law to cause a different designee of the Investor to be elected to the Board.

Any director so nominated and elected to the Board shall constitute a “Preferred Director” for purposes of Section 11.2 hereof. Notwithstanding anything to the contrary herein, under no circumstances will the Investor be entitled to nominate to the Board hereunder and/or elect as a series to the Board in accordance with Section 9(b) of the Certificate of Designations an aggregate number of directors that exceeds two.

11.4. Board Size. For so long as the Investor is entitled to elect or nominate a Preferred Director, the Company shall not increase the Board to more than 9 members without the consent of the Investor.

11.5. Vacancies. For so long as the Investor is entitled to elect or nominate a Preferred Director, in the event that a vacancy is created by the death, disability, retirement, resignation or removal of any Preferred Director, the Investor may designate or nominate, as applicable, another individual to be elected to fill the vacancy created thereby, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

11.6. Notice of Step-Down of Board Representation. If at any time the percentage of Voting Stock Beneficially Owned by the Investor decreases as a result of an Excluded Issuance, such that the level of Board representation of the Investor would be reduced, the Company shall provide the Investor with written notice thereof, including the applicable calculations with respect thereto. In the event that, within 10 business days of receipt of such notice, the Investor notifies the Company that it intends within 90 days to acquire sufficient additional Voting Stock in accordance with and to the extent permitted by Section 10.2 of this Agreement necessary to maintain its then current level of Board representation, then, until the end of such 90 day period (and thereafter if the Investor in fact restores its percentage to the extent necessary to maintain its then current level of Board representation) the Board shall continue to have the number of Preferred Directors that corresponds to the percentage of the Total Voting Power of the Company Beneficially Owned by the Investor prior to such issuance of Voting Stock by the Company.

11.7. Rights of Preferred Directors. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict the right of each Preferred Director on the Board or any committee thereof to vote on any matter as such individual believes appropriate in light of his or her fiduciary duties as a director or committee member or except as set forth in Section 10.3, restrict the manner in which a Preferred Director may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof. The Company agrees that the Preferred Directors shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses. The Company shall maintain, at its own expense, directors’ and officers’ liability insurance with coverage no less favorable to the directors than the policies that are in effect on the date hereof.

12. Termination.

12.1. Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by the 120th calendar day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Authority (as defined in Exhibit C hereto) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investor and the Company.

12.2. Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of any covenant or agreement set forth in this Agreement.

13. Indemnification. In addition to the payment of expenses pursuant to Section 4.10 (Payment of Expenses), the Company (the “Indemnitor”) hereby agrees to indemnify, pay and hold the Investor and its Affiliates and each of their respective officers, directors, partners, employees and members (collectively, the “Indemnified Parties”) harmless from and against any and all costs, expenses, liabilities, obligations, losses, damages (consequential or otherwise), penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel) which may be imposed on, incurred by, or asserted against such Indemnified Party, in any manner relating to or arising out of the failure of any of the representations and warranties set forth in Sections 2.2(a) (Financial Statements), 2.2(b) (Financial Statements), 2.5 (Litigation) and 2.18 (Compliance with Laws) of this Agreement to be true and correct as of the date of this Agreement (the “Indemnified Liabilities”). Each Indemnified Party shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnified Party has knowledge; provided, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided, that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnified Party there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided, further that with respect to any claim as to which the Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section that is effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them. The obligations of the Company set forth in this Section shall survive until the third anniversary of the date of the Closing and, with respect to any claim for Indemnified Liabilities made prior to the third anniversary of the Closing, until the final resolution thereof. The indemnity provided in this Section shall be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy or breach of the representations and warranties set forth in Sections 2.2(a) (Financial Statements), 2.2(b) (Financial Statements), 2.5 (Litigation) and 2.18 (Compliance with Laws) of this Agreement.

14. Publicity. On the date hereof, the Company shall issue a press release substantially in the form of Exhibit E hereto. No other written public release or written announcement concerning the purchase of the Series A Preferred Stock contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

15. Miscellaneous.

15.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

15.2. Submission to Jurisdiction; Venue; Waiver of Trial by Jury. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any United States Federal court sitting in the County of New York, in the State of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (or, solely to the extent that no such United States Federal court has jurisdiction over such suit, action or proceeding, to the exclusive jurisdiction of any New York State court sitting in the County of New York, in the State of New York, with respect thereto). Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

15.3. Survival. The representations and warranties of the Company made in this Agreement shall survive any investigation made by the Investor, and shall survive the Closing for a period of three years thereafter, and after the third anniversary of the Closing such representations and warranties shall have no further force and effect, including in respect of Section 13 hereof (subject to the second to last sentence of Section 13). All statements of the Company as to factual matters contained in any certificate or exhibit delivered by or on behalf of the Company pursuant to this Agreement shall be deemed to be the representations and warranties of the Company hereunder as of the date of such certificate or exhibit. The representations and warranties of the Investor made in this Agreement (other than those set forth in Section 3.1, which shall survive the Closing for a period of three years thereafter) shall terminate at the Closing.

15.4. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal court sitting in the County of New York, in the State of New York (or, solely to the extent that no such Federal court has jurisdiction over such suit, action or proceeding, in any New York State court sitting in the County of New York, in the State of New York), this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.

15.5. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that the rights of the Investor under this Agreement shall not be assignable to any Person without the consent of the Company; provided, further, however, that the Investor shall be permitted, without the consent of the Company, to assign all or a portion of its rights and obligations to purchase Shares at the Closing to one or more co-invest vehicles under common control or management with the Investor, in which case such co-invest vehicle(s) shall become party to this Agreement by execution of a joinder hereto and each such co-invest vehicle(s) shall thereafter constitute an “Investor” for all purposes hereunder as if it were an Investor as of the date hereof, and Schedule A hereto shall be modified to reflect such assignment of rights and obligations accordingly; provided, further that any assignment pursuant to the preceding proviso shall not relieve the Investor of its obligation to purchase Shares at the Closing until the Closing has occurred and the assignee has funded its obligation to purchase Shares hereunder.

15.6. No Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the parties hereto) any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including without limitation any partner, member, stockholder, director, officer, employee or other beneficial owner of any party hereto, in its own capacity as such or in bringing a derivative action on behalf of a party hereto) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby, other than the Indemnified Parties identified in Section 13 hereof and any Eligible Holder solely with respect to Section 7.

15.7. No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of the Investor or the Company shall have any liability for any obligations of the Investor under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company hereunder. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

15.8. Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings between the parties hereto with respect thereto, including without limitation, the Confidentiality Agreement between the Company and One Equity Partners III, L.P. (“OEP”) dated July 13, 2009 (the “Confidentiality Agreement”); provided, that the Confidentiality Agreement shall not be superseded by this Agreement until the Closing.

15.9. Notices, Etc. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed:

(a)	if to the Investor, to:

OEP AC Holdings, LLC

c/o One Equity Partners III, L.P.

320 Park Avenue, 18th Floor

New York, New York 10022

Telephone: (212) 277-1500

Attention: Gregory A. Belinfanti and Christian Ahrens

With a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Telephone: (212) 698-3500

Attention: Derek M. Winokur

(b) if to any other Holder of any Shares, at such address as such Holder shall have furnished to the Company in writing or, until any such Holder so furnishes an address to the Company, then to and at the address of the last Holder of such Shares who has so furnished an address to the Company, and

(c)	if to the Company, to:

ArthroCare Corporation

7500 Rialto Blvd., Building Two

Suite 100

Austin, Texas 78735

Telephone: (512) 391-3900

Attention: Richard Rew

With a copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

Telephone: (312) 876-7700

Attention: Richard S. Meller

or in any such case to such other address, facsimile number or telephone as a party may, from time to time, designate in a written notice given in a like manner. If notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.

15.10. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

15.11. Expenses. The Company and the Investor shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 4.11 of this Agreement.

15.12. Amendments and Waivers. Any provision of this Agreement may be waived only by a written instrument signed by the party so waiving such covenant or other provision, and this Agreement may be amended only by a written instrument duly executed by both the Company and the Investor; provided, however, that following the Closing, Section 7 may be waived only by each Eligible Holder as to itself, or amended only by a writing duly executed by the Company and the holders of a majority of the Eligible Shares.

15.13. Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

15.14. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

15.15. Permitted Activities. For the avoidance of doubt, the provisions of this Agreement shall not prohibit activities of any subsidiaries or Affiliates of OEP in the ordinary course of their respective businesses (“permitted activities”); provided, that (a) appropriate “information barriers” are established between individuals who are working on behalf of OEP and its representatives to whom Company Confidential Information is disclosed hereunder and those individuals who engage in permitted activities, which information barriers will prevent Company Confidential Information from being disclosed to such individuals, (b) such permitted activities are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, and (c) the individuals engaging in permitted activities are not acting at the direction of OEP or any of its representatives to whom Company Confidential Information has been disclosed hereunder.

15.16. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARTHROCARE CORPORATION

By:	/s/ David Fitzgerald
Name:	David Fitzgerald
Title:	Acting President and Chief Executive Officer

OEP AC HOLDINGS, LLC

By:	/s/ Christian Ahrens
Name:	Christian Ahrens
Title:	Vice President and Treasurer

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

Investor	Number of Shares	Aggregate Purchase Price
OEP AC Holdings, LLC	75,000	$75,000,000.00

Total	75,000	$75,000,000.00

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS

A-1

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

B-1

EXHIBIT C

DEFINITIONS

The following terms shall have the respective meanings for all purposes of the Agreement:

“Acquisition Transaction” means (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (b) any other direct or indirect acquisition involving 50% or more of the total voting power of the Company, or all or substantially all of the consolidated total assets (including equity securities of its Subsidiaries) of the Company.

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, “Affiliate” shall also mean any other individual related to such individual by blood or marriage. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Capital Lease Obligations” shall mean the obligations of the Company and its Subsidiaries on a consolidated basis to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries under Generally Accepted Accounting Principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Generally Accepted Accounting Principles (including such Statement No. 13).

A “Change of Control” shall be deemed to have occurred (a) if any Person or group shall acquire beneficial ownership of more than 50% of the Voting Stock issued and outstanding, (b) upon consummation of a merger or consolidation of the Company into or with another Person in which the stockholders of the Company immediately prior to the consummation of such transaction (including a series of related transactions) shall own less than 50% of the voting securities (or have the right to appoint less than 50% of the members of the board of directors) of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent Person) immediately following the consummation of such transaction (including a series of related transactions), (c) upon the consummation of, in one or a series of related transactions, the sale, transfer or lease (but not including a lease by pledge or mortgage to a bona fide lender of the Company) of all or substantially all of the assets of the Company to another Person, or (d) if a majority of the members of the Board are not Continuing Directors. “Continuing Directors” means, as of any date of determination, any member of the Board who: (i) was a member of the Board on the date hereof; or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Company Confidential Information” means any confidential or proprietary information concerning the Company and each of its Subsidiaries, unless such information can be shown to have been (a) in the possession of the Investor at the time of its disclosure, (b) in the public domain or otherwise generally known to the applicable industry (either prior to or after the furnishing of such information hereunder) through no fault of the Investor, (c) later acquired by the Investor from another source if such source is not under an obligation to another party to keep such information confidential or (d) is independently developed by the Investor without reference to such information.

“Company IPR” means all Intellectual Property Rights owned, in whole or part, by the Company and each of its Subsidiaries. For the avoidance of doubt, Company IPR does not include Intellectual Property Rights licensed in from a third party.

“Confidentiality Exceptions” shall mean, in the event that any Person shall receive a request to disclose all or any part of the Company Confidential Information by an order, interrogatory, subpoena or civil investigative demand in connection with any legal, judicial, regulatory, legislative or similar process, such Person shall (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request; (ii) consult with the Company (to the extent permitted by law) on the advisability of taking legally available steps to resist or narrow such request and exercise such Person’s commercially reasonable efforts to pursue any such steps at the Company’s request and expense; and (iii) if, based on the advice of such Person’s legal counsel, disclosure of such information is legally required, disclose only such portion of the Company Confidential Information which is legally required to be disclosed and, at the Company’s request and expense, exercise such Person’s commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Company so designates.

“Contingent Obligations” shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of the Person for whom Contingent Obligations is being determined, whether or not contingent, (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligations” shall not include (x) endorsements of checks or other negotiable instruments in the ordinary course of business, (y) performance or payment guarantees by the Company of any Indebtedness of any of its Subsidiaries of the type permitted under the Company’s Credit Agreement, and (z) the obligations and liabilities of guarantors under the Company’s credit facilities outstanding on the date hereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming the Person for whom Contingent Obligations is being determined is required to perform thereunder).

“Eligible Shares” shall mean collectively, the Shares, the shares of Common Stock issuable upon conversion of the Shares, any New Securities acquired pursuant to Section 7 of the Agreement, and, with respect to the Investor only, any Additional Shares acquired pursuant to Section 10.2 of this Agreement and any shares of Common Stock acquired during a Permitted Purchase Period.

“Environmental Claim” shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges liability for (a) preservation, protection, conservation, pollution, contamination of, or releases or threatened releases of Hazardous Substances or the migration thereof into the air, surface water, ground water, land, building or structure or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste (as defined under the Resource Conservation and Recovery Act and its regulations, as amended from time to time); (c) exposure to Hazardous Substances; (d) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (e) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that the Company or its Subsidiaries are parties to such a proceeding and such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority or third party or any representative or agent thereof.

“Environmental Liabilities” shall mean all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources) investigative, or monitoring liabilities (including any post-remedial, removal, response, abatement, restoration (including natural resources damages) or investigative monitoring), personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, re-issuance or renewal of any Environmental Permit including attorney’s fees and court costs. Environmental Liability shall mean any one of them.

“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof or of any foreign jurisdiction relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases (including the migration thereof) of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water, land, building or structures or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Generally Accepted Accounting Principles” shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Investor and the Holders, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Investor, any of the Holders or the Company, any of the Company’s Subsidiaries or their respective Property.

“Hazardous Substance” shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recover Act of 1976 or its regulations, as amended), petroleum and any fraction thereof, and any radioactive materials and waste.

“Hedging Agreements” shall mean any transaction (including an agreement with respect thereto) now or hereafter existing which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Incidental Liens” shall mean (a) Liens for taxes, assessments, levies or other governmental charges (but not Liens for clean up expenses arising pursuant to Requirements of Environmental Law) not yet due (subject to applicable grace periods) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (b) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens (other than Liens for clean up expenses arising pursuant to Requirements of Environmental Law) arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or which are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect thereto are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (e) bankers’ liens arising by operation of law; (f) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with any court proceeding the payment of which is covered in full (subject to customary deductibles) by insurance; (g) inchoate Liens arising under ERISA to secure contingent liabilities of the Company; and (h) rights of lessees and sublessees in assets leased by the Company or any Subsidiary not prohibited elsewhere herein.

“Indebtedness” shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services; (b) any other indebtedness which is evidenced by a promissory note, bond, debenture or similar instrument; (c) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such

Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (f) any obligation under or in respect of Hedging Agreements and (g) all Contingent Obligations and Synthetic Indebtedness of such Person.

“Intellectual Property Rights” means any and all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (c) works of authorship (“Copyrights”); (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith (collectively, “Trademarks”); (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records; and (g) domain names; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority.

“Knowledge” of the Company shall mean the actual knowledge of any of the following individuals: David Fitzgerald (acting President and Chief Executive Officer), Todd Newton (Chief Financial Officer), Jim Pacek (Senior Vice President, Strategic Business Units), Brian Simmons (Chief Accounting Officer), Richard Rew (General Counsel), and Brian Szymczak (Intellectual Property Counsel).

“Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

“Material Adverse Effect” means any change, circumstance, development, occurrence, event or effect (each, a “Company Effect”) that, when considered either individually or together with all other Company Effects, is or would reasonably be expected to be materially adverse to (a) the business, properties, assets, liabilities, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby and by the Registration Rights Agreement; provided that any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change, circumstance, development, occurrence, event or effect generally affecting the businesses or industries in which the Company and its Subsidiaries operate;

(ii) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or generally the financial and securities markets and credit markets in the United States;

(iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein;

(iv) any conditions after the date hereof resulting from natural disasters;

(v) changes after the date hereof in any Laws or Generally Accepted Accounting Principles;

(vi) any action taken or omitted to be taken by or at the written request or with the written consent of the Investor;

(vii) any announcement of this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement;

(viii) changes after the date hereof in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(ix) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(x) any Company Effect arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement;

provided, however, that Company Effects set forth in clauses (i), (ii), (iii), (iv) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other medical device companies operating in the United States.

“Permitted Purchase Period” shall mean any period commencing immediately following the third consecutive trading day on which the closing trading price or consolidated closing bid price, as applicable, of a share of Common Stock was less than the Trigger Price and ending immediately following the next trading day on which the closing trading price of a share of Common Stock exceeds the Trigger Price.

“Person” shall mean any individual, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Plan” shall mean (i) any “employee pension benefit plan” (as defined in Section 3(2)(A) of ERISA), and (ii) all other retirement, supplemental retirement, stock purchase, stock ownership, stock option, deferred compensation, excess benefit, profit sharing, bonus, incentive, severance, termination, change in control, paid time off, welfare or other employee fringe benefit plan, program or arrangement, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Requirements of Environmental Law” shall mean all requirements imposed by any Law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste or Hazard Substance generation, recycling, reclamation, release, threatened release (or the migration thereof), treatment, storage, disposal or transportation; (iv) exposure of Persons or property to Hazardous Substances; (v) the safety or health of employees or other Persons or (vi) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases (or the migration thereof), emissions or storage of Hazardous Substances into the environment. Requirement of Environmental Law shall mean any one of them.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) such Person or a subsidiary of such Person is a general partner or (b) more than fifty percent (50%) of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Indebtedness” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person (excluding operating leases) but which upon the insolvency or bankruptcy of such Person, to the extent functioning as debt for borrowed money, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Returns” shall means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes with a taxing authority (including any schedules thereto or amendments thereof).

“Taxes” shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Total Voting Power” means the total number of votes that may be cast in the election of directors of the Company if all Voting Stock treated as outstanding pursuant to the final two sentences of this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person is the percentage of the Total Voting Power that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Stock (or Eligible Shares, as applicable) Beneficially Owned by such Person. In calculating such percentage, the Voting Stock (or Eligible Shares, as applicable) Beneficially Owned by any Person that are not outstanding but are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Stock (or Eligible Shares, as applicable) Beneficially Owned by such Person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Stock Beneficially Owned by any other Person. Any Person shall be deemed to “Beneficially Own,” to have “Beneficial Ownership” of, or to be “Beneficially Owning” any securities (which securities shall also be deemed “Beneficially Owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided that any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Trigger Price” shall mean $13 per share, subject to adjustment in accordance with the anti-dilution provisions of the Certificate of Designations.

“Voting Stock” means capital stock of the Company of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect one or more Board members of the Company (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

EXHIBIT D

FORM OF OPINION OF LATHAM & WATKINS LLP

SPECIAL COUNSEL TO THE COMPANY

1. The Company is a corporation under the Delaware General Corporation Law (the “DGCL”), with corporate power and authority to enter into the Securities Purchase Agreement and the Registration Rights Agreement and to perform its obligations thereunder. With your consent, based solely on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance of the Securities Purchase Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action of the Company, and the Securities Purchase Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company.

3. The Securities Purchase Agreement and the Registration Rights Agreement each constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. The filing of the Certificate of Designations with the Secretary of State of the State of Delaware has been duly authorized by all necessary corporate action of the Company, and the Certificate of Designations has been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

5. The execution and delivery by the Company of the Securities Purchase Agreement and the Registration Rights Agreement and the issuance and sale of the Shares by the Company to you pursuant to the Securities Purchase Agreement do not on the date hereof:

(a) violate the Governing Documents1;

(b) result in a breach of or a default under any of the Material Agreements listed on Annex I hereto[, except that the opinion expressed in this paragraph solely with respect to the [—] Material Agreement[s] set forth on Annex I hereto is qualified as to our knowledge];

[1]	“Governing Documents” means the Articles of Incorporation of the Company, the Bylaws of the Company, and the Certificate of Designations.

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(c) violate any federal or New York statute, rule or regulation applicable to the Company or the DGCL; or

(d) require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company or the DGCL on or prior to the date hereof that have not been obtained or made other than (i) such as may be required under state securities or blue sky laws (as to which we express no opinion) and (ii) the filing of any registration statement with the Securities and Exchange Commission contemplated by the Securities Purchase Agreement and the Registration Rights Agreement and the declaration of such registration statement as being effective by the Securities and Exchange Commission.

6. The Shares to be issued and sold by the Company pursuant to the Securities Purchase Agreement have been duly authorized by all necessary corporate action of the Company, and, when issued to and paid for by you in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents. The shares of the Company’s Common Stock initially issuable upon due conversion of the Shares have been authorized and reserved for issuance upon conversion of the Shares by all necessary corporate action of the Company and the shares of the Company’s Common Stock issuable upon due conversion of the Shares in accordance with their terms and the terms of the Governing Documents, would, if so issued today be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents.

7. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

8. Assuming the representations and warranties of the parties thereto in the Securities Purchase Agreement are true and assuming compliance by the parties thereto with their respective covenants and agreements set forth therein, no registration of the Shares under the Securities Act of 1933, as amended, is required for the purchase of the Shares by you in the manner contemplated by the Securities Purchase Agreement. We express no opinion, however, as to when or under what circumstances any Shares initially purchased by you may be reoffered or resold.

9. The Company is not, and immediately after giving effect to the sale of the Shares in accordance with the Securities Purchase Agreement and the application of the net proceeds in accordance with the Securities Purchase Agreement will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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EXHIBIT E

FORM OF PRESS RELEASE

Filed as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange

Commission on August     , 2009

CONTACTS:

ArthroCare Corp.

Corinne Ervin

512-391-3907

Joele Frank, Wilkinson Brimmer Katcher

Andrea Priest / Jennifer Friedman

212-355-4449

ARTHROCARE ANNOUNCES AGREEMENT

WITH ONE EQUITY PARTNERS FOR $75 MILLION INVESTMENT

Portion of Funds to be Used to Repay Existing Indebtedness

AUSTIN, TEXAS – August 17, 2009 – ArthroCare Corp. (Pink Sheets: ARTC.PK) today announced that it has entered into an agreement with One Equity Partners (OEP), the global private equity investment arm of JPMorgan Chase & Co., whereby OEP will purchase $75 million of newly-issued ArthroCare Series A Convertible Preferred Stock. ArthroCare intends to use the proceeds to repay the Company’s existing Credit Agreement and expects to use the remaining portion for general corporate purposes.

David Fitzgerald, ArthroCare’s Acting President and Chief Executive Officer, said, “We are pleased to have the support of a prestigious investor such as One Equity Partners. This investment attests to the strength of our underlying business. This financing will provide ArthroCare with the resources to repay our debt and also give us additional financial flexibility to continue pursuing our plans. We look forward to working with One Equity Partners to create long term shareholder value.”

Dick Cashin, Managing Partner of One Equity Partners, said, “We are excited to be partnering with ArthroCare, a leader and innovator in the medical device industry with a strong product portfolio. We are impressed by the strength of ArthroCare’s management team and product portfolio, and we look forward to supporting the Company in its next phase of growth.”

Under the terms of the agreement, OEP will purchase $75 million of newly-issued ArthroCare Series A Convertible Preferred Stock, which will be convertible into shares of ArthroCare common stock at $15.00 per share, a premium over the closing price of the

Company’s common stock on August [14], 2009 [and the 30-day trading average]. In connection with its investment, Chris Ahrens and Greg Belinfanti, both Partners of OEP will join ArthroCare’s Board of Directors. Cumulative dividends on the ArthroCare preferred stock will be payable-in-kind at an annual rate of 3.0% for five years after the preferred stock is issued, after which, if not converted to common shares, OEP may elect to require ArthroCare to redeem the preferred stock for cash. ArthroCare continues to use its best efforts to become current in its periodic reporting with the Securities and Exchange Commission (SEC) and has agreed, thereafter, to file with the SEC a registration statement on Form S-1 to register the resale of the common stock underlying the newly-issued securities. Additional information regarding the OEP investment is included in the current report on Form 8-K that ArthroCare is filing with the SEC.

ABOUT ARTHROCARE

[Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.]

ABOUT ONE EQUITY PARTNERS

Established in 2001, One Equity Partners manages $8 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. One Equity Partners has invested in over 30 companies in a variety of industries including defense, chemicals, healthcare, technology and manufacturing. One Equity Partners’ investment professionals are located across North America, Europe and Asia, with offices in New York, Chicago, Menlo Park, Frankfurt and Hong Kong. Visit http://www.oneequity.com/ for more information.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Exchange Act. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the likelihood of fulfilling the closing conditions in the Securities Purchase Agreement for the Series A Convertible Preferred Stock, including but not limited to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act; the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company including the arbitration between Gyrus Group, PLC, Ethicon, Inc. and ArthroCare, and the covenant in the forbearance agreement between the Company and its lenders (the “Forbearance Agreement”) restricting the Company from making any cash payments with respect to the award in such arbitration; other pending litigation; the ability of the Company to fulfill its obligations under the Forbearance Agreement, including but not limited to the payment of the Forbearance Fee (defined in the Forbearance Agreement) and the payment of principal and interest under the Credit Agreement; the termination of all the lenders’ commitments and letters of credit under the Credit Agreement; the ability of the Company to provide the financial statements required to be delivered pursuant to the Credit Agreement prior to the Forbearance Effective Date (defined in the Forbearance Agreement); unanticipated accounting issues or audit issues regarding the financial data for the periods being restated in the Company’s previously announced restatement; the ability of the Company and its independent registered public accounting firm to confirm information or data identified in the review of the Company’s internal controls and the review of insurance billing and healthcare fraud-and-abuse compliance practices being conducted under the supervision of the Audit Committee of the Board of Directors (the reviews of internal controls and insurance reimbursement practices are collectively referred to herein as the “Review”); the likelihood that deficiencies in the Company’s internal controls constitute material weaknesses in the Company’s internal control over financial reporting; unanticipated issues regarding the Reviews that prevent or delay the Company’s independent registered public auditing firm from relying upon the Reviews or that require additional efforts, documentation, procedures, review or investigation; the Company’s ability to design or improve internal controls to address issues detected in the Reviews or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Reviews, legal compliance matters or internal controls, improvement and remediation; difficulties in controlling expenses, including costs of the Reviews, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to become current in its SEC periodic reporting requirements; the outcome of pending litigation and the anticipated arbitration proceeding; the results of the investigations being conducted by the SEC and the United States Attorneys’ offices in Florida and North Carolina; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

EXHIBIT 2.5

LITIGATION

Patent Litigation:

On November 14, 2007, the Company brought a lawsuit against Gyrus Medical Inc., Gyrus ENT L.L.C. and Gyrus ACMI Inc., Case No. 1:07-CV-00729-SLR in the United States District Court for the District of Delaware, in which the Company seeks monetary damages and equitable relief for claims of patent infringement relating to U.S. Patent No. 5,697,882 (the “’882 Patent). In the lawsuit, the Company alleges that the use of Gyrus’s “PlasmaCision” and “PlasmaKinetic” products and systems infringes the ’882 Patent. Gyrus seeks invalidation of the Company’s patent based on alleged inequitable conduct and alleged prior art. This litigation is currently pending and the case has been set for trial beginning on November 2, 2009.

On May 5, 2008, Gyrus Medical Ltd. and Gyrus Group PLC commenced an arbitration proceeding against the Company. In its arbitration notice, Gyrus alleged that, under the Settlement Agreement dated June 28, 1999 among the Company, Gyrus Medical Ltd., and Ethicon, Inc. and certain Ethicon affiliates (collectively, “Ethicon”), the Company had made “material changes” to certain of its arthroscopy products — the Super TurboVac 90, the UltraVac, the Super MultiVac 50, the TurboVac 90XL and the MultiVac XL — and that those products infringed two Gyrus patents. Shortly thereafter, on June 12, 2008, Ethicon and DePuy Mitek, Inc. joined the arbitration (Gyrus, Ethicon and DePuy Mitek collectively, the “Claimants”). The Company filed a counterclaim in the arbitration for breach of the Settlement Agreement, alleging that Ethicon had not paid certain royalties when due under the Settlement Agreement.

On June 10, 2009, the arbitration panel issued its interim decision and award. The panel ruled in favor of the Claimants on all issues, including the patent infringement and breach of contract claims, and against the Company on its breach of contract counterclaim. The panel awarded the Claimants (i) $11.7 million for royalties on the patents due from April 2001 through February 2009, including pre-judgment interest of 10% through July 15, 2009; (ii) a 6.5% royalty for all sales of the infringing products starting from March 1, 2009; and (iii) reasonable attorneys’ fees and costs, including the costs of the arbitration. The interim decision is attached as Exhibit B to the Petition referenced below and attached hereto.

Gyrus and Ethicon submitted a fee request to the Company in the amount of $4.5 million. The Company objected to the amount of this request and the parties informed the panel that they have failed to reach agreement on an attorneys fees amount and the panel has requested that both sides submit additional information to the Panel so that it can issue a ruling on this dispute.

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The Company has since filed a Petition to vacate or modify the Arbitration Award and to stay the award. This petition was filed in the U.S. District Court for the Northern District of California. The petition is attached hereto.

Securities Litigation – Class Action and Derivative Suits:

On April 4, 2008, a securities fraud class action lawsuit was filed in Federal court in the Southern District of Florida against the Company and certain of its former executive officers alleging improper revenue recognition practices by the Company and the improper reporting of such revenue in Commission filings and press releases (McIlvaine v. ArthroCare).

On July 25, 2008, a securities fraud class action lawsuit was filed in Federal court in the Western District of Texas against the Company, a former director and certain of its current and former executive officers alleging improper revenue recognition practices by the Company and the improper reporting of such revenue in Commission filings and press releases (Strong v. ArthroCare).

On August 7, 2008, a derivative action was filed in Federal court in the Southern District of Florida against the Company and its then directors alleging breach of fiduciary duty based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Weil v. Baker).

On October 20, 2008, a derivative action was filed in Texas State District Court against the Company, its then directors and certain of its current and former executive officers alleging breach of fiduciary duty and unjust enrichment based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Bocklet v. Baker). A stay has been granted in this action until October 1, 2009.

On March 4, 2009, a derivative action was filed in Federal court in the Western District of Texas against the Company’s current directors, a former director, certain of its current and former executive officers and other employees and PriceWaterhouseCoopers, LLP alleging (i) disgorgement under Section 304 of the Sarbanes-Oxley Act; (ii) violations of Section 10(b) of the Exchange Act; (iii) breach of fiduciary duty; (iv) abuse of control; (v) gross mismanagement of the Company; (vi) waste of corporate assets; and (vii) unjust enrichment (King v. Baker). A joint motion to consolidate and motion to stay was filed on July 2, 2009.

On April 29, 2009, a derivative action was filed in Federal court in the Southern District of Florida against the Company’s current directors and a former director alleging breach of fiduciary duty based on the Company’s improper revenue recognition and its improper reporting of such revenue in Commission filings and press releases (Barron v. Baker).

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As of the date hereof, the aforementioned cases have been consolidated into the following:

(i) In Re ArthroCare Corporation Securities Litigation, Case No. 1:08-cv-00574-SS (consolidated), U.S. District Court, Western District of Texas. In this action, Plaintiffs allege violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder in a putative securities class action on behalf of certain purchasers of Company stock. Plaintiffs allege that the Company and certain officers and directors violated federal securities laws by issuing false and misleading financial statements and making material misrepresentations regarding the Company’s internal controls, business, and financial results. Additionally, certain shareholders have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders based on similar acts. The cases have been consolidated, and the Plaintiffs have been ordered to file an Amended Consolidated Complaint.

(ii) In Re ArthroCare Corporation Derivative Litigation, Case No. D-1-GN-08-3484 (consolidated), Travis County District Court. In this action, certain shareholders of the Company have alleged derivative claims on behalf of the Company that directors and officers of the Company breached their fiduciary duties to shareholders by failing to maintain adequate financial controls over revenue recognition, allowing improper financial reporting, disseminating false financial statements, and engaging in insider trading. The case has been stayed until October 1, 2009 based on the consolidated federal securities and derivative case.

Insurance-related Private Third-Party Claims:

The Company has been approached by The Allstate Corporation (“Allstate”) seeking a monetary settlement of potential claims resulting from the former reimbursement practices of the Company and certain of its subsidiaries relating to the settlements of personal injury accident cases obtained from automotive insurance providers. As of the date hereof, no settlement arrangement has been reached.

SEC Investigation:

On July 24, 2008, the Company received a letter from the U.S. Securities and Exchange Commission Division of Enforcement (“SEC”) stating that the SEC was conducting an informal inquiry into accounting matters related to ArthroCare Corporation arising out of the Company’s announced restatement of financial results. On February 9, 2009, the SEC issued a formal order of investigation.

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DOJ Investigation:

The United States Department of Justice (“DOJ”) is investigating certain activities of the Company including its past sales, accounting, and billing procedures in relation to, primarily, the operation of the Company’s spine division. The DOJ is also reviewing the Company’s relationship with the Company’s subsidiary called DiscoCare, which was acquired in December of 2007, and its billing practices. The DOJ has requested the production of documents and other information in relation to this investigation.

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[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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